                                                                  EXHIBIT 1O.7



CIRCE BIOMEDICAL, INC. HAS OMITTED FROM THIS EXHIBIT 10.7 PORTIONS OF THE AGREEMENT FOR WHICH CIRCE BIOMEDICAL, INC. HAS REQUESTED CONFIDENTIAL
TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMSSION.


                          SPONSORED RESEARCH AGREEMENT
                                     BETWEEN
                             W. R. GRACE & CO.-CONN.
                                       AND
                              RHODE ISLAND HOSPITAL

                 RI HOSPITAL-GRACE SPONSORED RESEARCH AGREEMENT
                 ----------------------------------------------

ARTICLE   TITLE                                                             PAGE
-------   -----                                                             ----

-         RECITALS............................................................1
I         Definitions.........................................................2
II        Performance of Project..............................................2
III       Payments, Reports and Records.......................................3
IV        Scientific Reports and Invention Disclosures........................4
V         Publications and Publicity..........................................5
VI        Ownership and Grants................................................6
VII       Patents and Patent Prosecution......................................8
VIII      Sampling...........................................................10
IX        Negotiations.......................................................10
X         Royalties and Exclusivity Term.....................................11
XI        Third-Party Patent Rights and Enforcement..........................14
XII       Confidentiality....................................................16
XIII      Term and Termination...............................................17
XIV       Addresses and Notices..............................................18
XV        Assignment; Parties Bound..........................................19
XVI       Governing Law......................................................19
XVII      Force Majeure......................................................20
XVIII     Miscellaneous......................................................20
--        Signature Page.....................................................22
--        Schedule I - Definitions.............................................
--        Exhibit A:  Project Proposal.........................................
--        Exhibit B:  Estimate of Costs and Expenditures.......................
--        Exhibit C:  Employee Agreement.......................................

                                    AGREEMENT

     This AGREEMENT, effective as of December 1, 1992 through November 30, 1994, between W. R. Grace & Co.-Conn. (hereinafter referred to as GRACE), a corporation of the State of Connecticut and Rhode Island Hospital (hereinafter referred to as RI HOSPITAL), a corporation duly organized and existing under the laws of the State of Rhode Island;

     WITNESSETH THAT:

     WHEREAS, GRACE, through the Research Group located at Lexington, Massachusetts and RI HOSPITAL, through the tissue culture laboratory of the Department of Pathology, have been engaged in a collaborative research effort and wish to continue and expand on that effort; and

     WHEREAS, Hugo O. Jauregui of RI HOSPITAL has expertise in the isolation, purification, modification and culture of mammalian hepatocytes (hereinafter referred to. as RI Expertise); and

     WHEREAS, GRACE, through the Research Division, Columbia, Maryland, wishes to scale-up existent versions of a liver assist device which was developed by previous collaboration between Hugo O. Jauregui of RI HOSPITAL and GRACE; and

     WHEREAS, GRACE desires to provide funding to enable RI HOSPITAL to perform certain research projects as outlined in Exhibit A entitled "Project Proposal".

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

                             ARTICLE I - DEFINITION
                             ----------------------

     1.01 The terms defined in Schedule I annexed hereto shall, for all purposes of this Agreement, have the meanings specified in said Schedule I. These defined terms are:

       Commercial Sale                         Principal Investigator

       Commercial Use                          Project

       Confidential Technical                  Project Biological System
       Information
                                               Project Information
       Field
                                               Project Invention
       GRACE
                                               Project Patent Rights
       GRACE Technical Information
                                               Publication, Publish,
       Licensed Patent                         Publication Date, Publisher

       Licensed Process                        RI HOSPITAL Personnel

       Licensed Product                        RI HOSPITAL Technical Information

       Net Sales                               RI Expertise


                       ARTICLE II - PERFORMANCE OF PROJECT
                       -----------------------------------

     2.01 The collaborative research efforts of this Agreement will be conducted in the Field as described in the Proposal entitled "Liver Assist Device" attached hereto as Exhibit A. RI HOSPITAL shall use its best efforts during the term of this Agreement as set forth in Paragraph 13.01 to conduct research in the Field as described in the proposal. All research shall be under the supervision of the Principal Investigator. Any significant deviations from said proposal shall be discussed with and approved by GRACE. In the event of a conflict between this Agreement and the provisions of Exhibit A, the provisions of this Agreement shall control.

     2.02 RI HOSPITAL shall make no changes in: (a) the designation of the Principal Investigator, or (b) the minimum amount of research time to be devoted by the Principal Investigator in performing the Project, without the express written concurrence of GRACE.

     2.03 GRACE shall have the right to terminate the Agreement in the event the Principal Investigator withdraws.



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                  ARTICLE - III - PAYMENTS, REPORTS AND RECORDS
                  ---------------------------------------------

     3.01 In consideration for the performance by RI HOSPITAL of research on the Project pursuant to Paragraph 2.01, GRACE agrees to pay RI HOSPITAL those amounts set forth in the research budget (Exhibit B to this Agreement) as the total estimated cost and expenditures for the Project. Such payments shall be used solely for the conduct of the Project under this Agreement. The total annual estimated research cost for the Project as specified in Exhibit B shall not be exceeded without prior specific written authorization from GRACE. GRACE is under no obligation, express or implied, to authorize expenditures pursuant to any revised budget.

     3.02 GRACE shall make quarterly payments to RI HOSPITAL, each being one-fourth of the total annual budget of Exhibit B. The first quarterly payment shall be made within ten (10) days following the Execution Date of this Agreement.

     3.03 RI HOSPITAL shall deliver to GRACE within thirty (30) days following each quarterly payment by GRACE, a Progress Report of all Project Information and a Project Invoice which reflects costs incurred during said preceding quarterly period. These costs include: (i) salaries, wages, and established employee benefits for the Project; (ii) costs of purchased materials and supplies for the Project; (iii) other costs and expenses for the Project, including but not limited to, maintenance of equipment, report preparation, and communication costs; and (iv) the grand total. GRACE may withhold subsequent payments if said quarterly Progress Report and/or Project Invoice is not delivered to GRACE within said thirty (30) day period.

     3.04 RI HOSPITAL represents that all invoices, financial statements, billings, and financial reports to GRACE will accurately reflect all activities and transactions handled for the account of GRACE and that such data may be relied upon in any further recording and reporting by GRACE for whatever purpose.

     3.05 During the life of this Agreement and for two (2) years thereafter, RI HOSPITAL shall keep or cause to be kept, in accordance with generally accepted accounting practices, books, records, and accounts covering all information necessary for the accurate determination of amounts payable hereunder. RI HOSPITAL agrees to permit independent auditors (chosen by GRACE and to whom RI HOSPITAL had no reasonable objection) or auditors of the United States Internal Revenue Service to inspect, copy, and abstract at reasonable intervals and during regular business hours such books, records, and accounts and all or any part of the operations and activities hereunder as may be necessary to determine the completeness or accuracy of reports made under this Agreement. GRACE shall be solely responsible for the costs of an independent audit conducted at GRACE's request.

            ARTICLE IV - SCIENTIFIC REPORTS AND INVENTION DISCLOSURES
            ---------------------------------------------------------

     4.01 RI HOSPITAL shall promptly inform GRACE by means of quarterly progress reports of all Project Information. The Progress Reports shall be sufficiently detailed to enable GRACE to understand all work undertaken and all results obtained. Such Progress Reports shall be transmitted to GRACE's address set forth in Article XIV. RI HOSPITAL shall also promptly inform GRACE in writing of all Project Inventions. Said written disclosures shall indicate that RI HOSPITAL considers the subject matter described to be inventive and shall be labeled "Report of Invention" or the like. Following the expiration or termination of this Agreement, RI HOSPITAL shall promptly provide GRACE with a final written progress report which shall describe, in reasonable detail, all Project Information.

     4.02 GRACE and RI HOSPITAL agree to meet periodically at mutually agreeable times and places to discuss the progress of the Project. Any costs associated with such meetings, including travel and related costs as authorized by GRACE in advance, shall be borne solely by GRACE. RI HOSPITAL will use reasonable efforts to make available at such meetings those RI HOSPITAL Personnel requested by GRACE. At such meetings, GRACE shall have the opportunity to review all Project Information generated to that date and, where necessary, RI HOSPITAL (through the RI HOSPITAL Personnel) shall use its best efforts to explain the significance of any portion of the Project Information to GRACE. Upon request and at its own expense, GRACE shall have the right to make copies of all or any portion of the Project Information and utilize said copies and the information contained therein for any purpose whatsoever.

     4.03 RI HOSPITAL shall secure from all RI HOSPITAL Personnel written agreements, in the form of Exhibit C (designated "Employee's Agreement") attached hereto, sufficient to enable RI HOSPITAL to fulfill its obligations with respect to Project Information, Project Inventions and Project Patent Rights. RI HOSPITAL Personnel shall keep, or cause to be kept,


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

reasonable records of all research work funded under this Agreement, including dated, witnessed notebooks and idea records.

                      ARTICLE V - PUBLICATIONS & PUBLICITY
                      ------------------------------------

     5.01 RI HOSPITAL and RI HOSPITAL Personnel shall have the right to Publish Publications comprising the results of research performed under this Agreement, subject to the provisions of Paragraph 12.03. However, to permit identification of any patentable subject matter in sufficient time to file a patent application or applications thereon, RI HOSPITAL agrees to delay Publishing any Publications for the lesser of ninety (90) days from notice in writing to GRACE of the intended Publication, or until all United States patent applications on Project Inventions described in said Publications are filed. For this purpose, RI HOSPITAL agrees to transmit copies of all proposed Publications to GRACE no later than ninety (90) days prior to the anticipated Publication Date. When transmitting a proposed Publication to GRACE, RI HOSPITAL shall state the anticipated Publication Date. RI HOSPITAL agrees to treat all formal oral presentations not delivered within RI HOSPITAL or GRACE as if they were Publications. GRACE may waive the ninety (90) day notice provisions of this Paragraph and, in any event, agrees not to unreasonably withhold its consent to early Publication by RI HOSPITAL and/or RI HOSPITAL Personnel. GRACE agrees to treat the proposed Publication as Confidential Technical Information pursuant to
Article XII, until it becomes available to the public generally.

     5.02 All Publications shall contain an appropriate notice acknowledging GRACE's financial support of the research covered by such Publications.

     5.03 Notwithstanding the provisions of Paragraph 5.01, neither party hereto shall, without obtaining the prior written consent of the other party, do any of the following acts:

     (a) make any announcements or create any publicity regarding this Agreement; or

     (b) release any advertising, promotional, or sales literature which mentions the name of the other party hereto.

However, nothing in this Paragraph shall be construed to prohibit either party from disclosing factual information or data relating to this Agreement which is required by law to be disclosed.

     5.04 Written consent pursuant to Paragraph 5.03 is hereby mutually given for the release of the following information within Paragraph 5.03(a), in the form of a press release or the like or, for example, in the course of discussions of GRACE sponsored research programs (by GRACE employees) or of sponsored research at RI HOSPITAL (by RI HOSPITAL employees):

     (a)  the existence of this RI HOSPITAL- GRACE Sponsored Research Agreement,

     (b) the Field of research covered by this Agreement, approximately as defined herein,

     (c)  the identity of the Principal Investigator, and

     (d) the general subject matter of Project Inventions, after all United States patent applications covering said inventions have been filed.

                        ARTICLE VI - OWNERSHIP AND GRANTS
                        ---------------------------------

     6.01 GRACE shall own all right, title, and interest in and to all Project Inventions made solely by GRACE employees and Project Information developed solely by GRACE employees, including any patent applications and patents arising therefrom. GRACE may use such GRACE Project Inventions and GRACE Project Information for any purpose in its business without accounting to RI HOSPITAL.

     6.02 RI HOSPITAL shall own all right, title and interest in and to all Project Inventions made solely by RI HOSPITAL Personnel and Project Information developed solely by RI HOSPITAL Personnel, including any patent applications and patents arising therefrom; provided, however, that RI HOSPITAL's ownership rights shall be subject to the grants made pursuant to the provisions of Paragraph 6.03.

     6.03(a) RI HOSPITAL hereby grants to GRACE a non-exclusive, paid-up license to practice all Project Information and Project Inventions described in Paragraph 6.02.

     (b) RI HOSPITAL hereby grants GRACE an option to acquire one or more exclusive licenses (with the right to grant sublicenses) to practice all Project Information and Project Inventions described in Paragraph 6.02. Grace shall exercise its option by providing notice in writing to RI HOSPITAL at any time during the term of this Agreement or up to one (1) year following expiration or termination of this Agreement.

     6.04(a) Any Project Inventions made jointly by GRACE employees and RI HOSPITAL Personnel and any Project Information developed jointly by GRACE employees and RI HOSPITAL Personnel, including any patent applications and patents arising therefrom, shall be owned jointly by GRACE and RI HOSPITAL. The term "jointly" shall have the meaning accorded it under United States patent law governing inventorship. Each of the joint owners may use joint Project Inventions and joint Project Information in its business without accounting to the other; provided, however, that such use shall be according to the provisions of' Article V (Publication) and Article XII (Confidentiality).

     (b) RI HOSPITAL hereby grants GRACE an option to acquire one or more exclusive licenses to RI HOSPITAL's interest in joint Project Information and Project Inventions. GRACE shall exercise its option by providing notice in writing to RI HOSPITAL at any time during the term of this Agreement or up to one (1) year following expiration or termination of this Agreement.

     6.05 GRACE shall have the first option to negotiate a sponsored research agreement with RI HOSPITAL to fund additional research projects in the Field set forth in this Agreement and the Exhibits hereto. This option shall be available to GRACE for the lesser of: (i) six (6) months after the term of this Agreement or (ii) three (3) months after any such proposal for further research is presented to GRACE.

     6.06 RI HOSPITAL hereby grants to GRACE an irrevocable, worldwide, royalty-free, nonexclusive license to utilize for any purpose any copyrightable work created in the performance of the research funded under this Agreement.

     6.07 Licenses granted by RI HOSPITAL pursuant to this Article may be subject to restrictions due to partial sponsorship of the research project by a Government entity. RI HOSPITAL shall provide GRACE with prompt written notice of any past, present or future sponsored project agreement which may create such restrictions.

     6.08 GRACE is under no obligation to grant sublicenses to utilize any License Patent, but may, in its sole discretion, decide to grant sublicenses. If GRACE decides to grant sublicense(s), the rights of RI HOSPITAL shall be as follows:

     (i) The sublicensee(s) shall pay to GRACE a royalty on all activities conducted under the sublicense;

     (ii) GRACE shall pay RI HOSPITAL the same running royalties provided if GRACE were to conduct the activities sublicensed; provided, however, that if a sublicensee defaults on its royalty obligation to GRACE or declines for any reason to pay said royalty to GRACE, GRACE will not be obligated to pay RI HOSPITAL the defaulted royalties until such time as the default is cured by the sublicensee;

     (iii) [*]

     (iv) GRACE shall provide RI HOSPITAL with a true copy of each executed sublicense agreement within thirty (30) days of the effective date thereof.

                  ARTICLE VII - PATENTS AND PATENT PROSECUTION
                  --------------------------------------------

     7.01 Each party shall be responsible, at its own expense, for filing, prosecuting and maintaining patent applications and patents covering Project Information and Project Inventions owned pursuant to Article VI; provided, however, that:

     (a) Preparation and prosecution of patent applications by RI HOSPITAL for any Project Information and/or Project Invention(s) owned by it pursuant to Article VI shall be conducted in consultation with GRACE and GRACE's attorneys. Drafts of all patent applications and prosecution documents shall be exchanged in a timely manner to permit adequate review, comments and discussion, as appropriate.

     (b) Each party filing a U.S. patent application under this Article ("filing party") shall notify the other ("non-filing party") of the countries in which it will file counterparts. The non-filing party may designate additional countries at the non-filing party's expense.

     (c) If RI HOSPITAL declines to file any patent application which it is entitled to file pursuant to this Paragraph 7.01, it shall promptly notify GRACE and GRACE may thereafter file and obtain U.S. and foreign patents at its own expense and at its sole discretion.

     (d) With respect to Project Information and/or Project Inventions jointly owned pursuant to Paragraph 6.04(a), RI HOSPITAL and GRACE shall jointly determine whether to file one or more patent applications and shall consult together with respect to the application, filing and prosecution as in Paragraph 7.01(a). Expenses of filing, prosecuting, and maintaining joint patent applications shall be shared equally by RI HOSPITAL and GRACE.

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

     (e) All expenses incurred by GRACE in filing, prosecuting, and maintaining Licensed Patents in any country shall be fully creditable against royalties generated from the sale or use of Licensed Products or practice of Licensed Processes in that country.

     7.02 RI HOSPITAL Personnel shall render all necessary cooperation and shall promptly execute all documents as may be necessary for the preparation, filing, prosecution, issuance, reissuance, and maintenance of all patents covering Project Inventions, and for the assignment of rights thereto as contemplated by
Article VII.

     7.03 RI HOSPITAL shall require RI HOSPITAL personnel who shall be involved in performing research pursuant to this Agreement to sign a written acknowledgment of their obligations:

     (a) to maintain complete and appropriately documented laboratory notebooks for all research conducted pursuant to this Agreement,

     (b) to assign all right, title and interest in any Project Inventions, whether patentable or not, to the owning party as designated in
          Article VI,

     (c) to fully cooperate in filing, prosecuting and maintaining all patent applications and patents, and

     (d) to refrain from disclosing GRACE's Confidential Technical Information pursuant to the terms and conditions of this Agreement. This acknowledgment shall be in the form of Exhibit C (designated "Employee's Agreement") attached hereto.




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

                             ARTICLE VIII - SAMPLING
                             -----------------------

     8.01 RI HOSPITAL agrees that at any time during the term of this Agreement or any extension thereof agreed upon in writing by the parties, upon written request by GRACE, RI HOSPITAL will promptly supply GRACE with representative samples of any Project Biological System, if such transfer is technically feasible. GRACE shall have the right to use said Project Biological Systems in conducting research and shall have the exclusive, worldwide right and license to utilize them commercially. Following expiration of the applicable Licensed Patent Rights, GRACE shall have a paid- up, irrevocable, worldwide, non-exclusive license to utilize the Project Biological Systems for any purpose.

     8.02 Representative samples of Project Biological Systems shall not be provided to persons and entities not party to this Agreement.

                            ARTICLE IX - NEGOTIATIONS
                            -------------------------

     9.01 Pursuant to Article VI, GRACE and RI HOSPITAL shall negotiate one or more exclusive licenses to practice any of the Project Information and/or Project Inventions for which GRACE has exercised its option, and will exercise good faith and will attempt to reach agreement and conclude said negotiations as promptly as possible. The negotiated royalty rates shall fall within the limits set forth in Paragraphs 10.01, 10.02 and 10.03.

     9.02 In any negotiations conducted pursuant to this Agreement, RI HOSPITAL shall be represented by Dr. Hugo O. Jauregui and John Schibler and GRACE shall be represented by the President of the Research Division, or their respective duly authorized representatives.

     9.03 If, after three (3) months from the date the parties begin negotiating, or one party attempts to begin negotiating pursuant to Paragraph 9.01, the parties have been unable to agree upon all terms of a license agreement, either party may submit the issues in dispute to arbitration as provided in this Article IX. The party requesting arbitration shall appoint an arbitrator by giving notice in writing to the other party, specifying the name and address of such arbitrator and the issues which said party desires to submit to arbitration. Within fourteen (14) days following such notification, the second party shall appoint a second arbitrator by notice in writing to the first party specifying the name and address of such arbitrator and the issues which said second party wishes to submit to arbitration. The two arbitrators thus appointed shall jointly appoint a third


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

arbitrator within fourteen (14) days following the appointment of the second arbitrator. Should one of the parties fail to appoint an arbitrator, or should the two arbitrators not agree upon the appointment of the third arbitrator within fourteen (14) days following the appointment of the second arbitrator, the missing arbitrator or arbitrators shall be appointed by the American Arbitration Association (AAA), 140 West 51st Street, New York, New York 10020, said appointment to be made at the request of either party or arbitrator. The same procedure and the same possible resort to the AAA shall apply if any arbitrator refuses or is unable to act or has resigned.

     9.04 The arbitrators shall decide, by majority vote, all issues submitted to them. The arbitration proceedings shall be conducted in New York, New York or any other location which the parties agree upon. The arbitrators shall determine freely the time and procedures of the arbitration, but always with a view to avoiding unnecessary delay and expense. The arbitrators shall render their decision within three (3) months following the appointment of the third arbitrator. They may order any provisional, conservatory or informative action. The time necessary for inquiries or expert opinions, set by the arbitrators, shall be added to the three month time limit herein above provided. The opinion shall be filed by the arbitrators with any appropriate court at the request of either party. The expenses and fees of the arbitrators shall be divided equally between the two parties.

     9.05 The arbitration award shall be final and binding on the parties and shall not be subject to any appeal or other legal recourse delaying or preventing its enforcement.

                   ARTICLE X - ROYALTIES AND EXCLUSIVITY TERM
                   ------------------------------------------

     10.01 Except as provided in Paragraph 10.02, GRACE shall pay an earned royalty on all Commercial Sales of Licensed Products which are covered by one or more issued claims of a Licensed Patent. Said royalty rate shall not exceed [*] and shall reflect the relative contribution made by the Project Invention to the overall Licensed Product.

     10.02 For each Licensed Product, only one royalty shall be paid regardless of the number of Licensed Patents applicable to the manufacture, use, or sale of the Licensed Product. Following the Commercial Sale of a Licensed Product, any subsequent use or sale shall not create any additional obligation by GRACE or a GRACE sublicensee to pay a further royalty to RI

HOSPITAL. No royalty shall be due on Licensed Products employed (directly or indirectly) in the preparation of one or more subsequent Licensed Products(s) which are transferred in a Commercial Sale. If a Licensed Product is used internally by GRACE and is not used directly or indirectly to prepare another Licensed Product, GRACE shall pay an earned royalty based on the Net Sales attributable to the most recent Commercial Sale of the same amount of the internally used Licensed Product; if there are no Commercial Sales within one
(1) year immediately preceding the date of manufacture of such Licensed Product, the royalty rate of Paragraph 10.01 shall be applied to [*] of the internally used Licensed Product, determined in accordance with generally accepted accounting principles consistently applied.

     10.03 GRACE shall pay a running royalty on all Commercial Uses of a Licensed Process which is covered by one or more issued claims of a Licensed Patent. If GRACE or a GRACE licensee uses the Licensed Process to manufacture one or more Licensed Products the royalty obligation shall be satisfied by payment of a royalty on the Licensed Product(s) as specified in Paragraph 10.01. If GRACE or a GRACE licensee uses the Licensed Process in conjunction or connection with one or more Licensed Products, the royalty obligation shall be satisfied by payment of a royalty on the Licensed Product(s) as specified in Paragraph 10.01. If the Licensed Process is not used to manufacture a Licensed Product or in conjunction or connection with a Licensed Product, the royalty shall be determined by agreement between the parties, but shall not exceed [*] of the economic benefits enjoyed by GRACE (or a GRACE licensee) as a direct result of using the Licensed Process. In determining the economic benefits to GRACE or its licensee, the following factors shall be considered: all expenses to redesign and equip existing facilities to implement the economically beneficial Licensed Process; any expenses for purchasing and equipping new facilities; any nonproductive use of existing facilities necessitated by implementation of the Licensed Process; and measurable savings in plant, equipment, wages, and salaries. In the calculation of economic benefits, standard accounting principles and procedures shall be consistently applied. In negotiating any license agreement for use of the economically beneficial Licensed Process, GRACE will provide to RI HOSPITAL an accurate calculation of economic benefits which shall serve as the basis for calculation of royalties. GRACE shall permit RI HOSPITAL, through RI HOSPITAL's agents or employees or through independent accountants selected by RI HOSPITAL and at RI HOSPITAL's expense and to whom GRACE has no reasonable objection, during regular business hours to inspect, copy, and abstract any books, records, and accounts and any of GRACE's operations having a bearing on such calculation(s). GRACE shall have the obligation to pay royalties for use of the Licensed Process as running royalties.

     10.04 GRACE shall pay to RI HOSPITAL a minimum annual royalty for each Licensed Patent for which GRACE has acquired an exclusive license. The minimum annual royalty shall be [*] and shall be payable only if the applicable earned royalty calculated pursuant to Article X is zero or is less than [*]. In the event that a minimum annual royalty of [*] is paid because earned royalties are less than that amount, the earned royalties shall not also be paid. All patent costs paid by GRACE pursuant to Article VII shall be credited against the minimum annual royalty to the extent of said royalty, or [*]. In the event that an earned royalty is paid for a Licensed Patent, patent costs shall be credited against the earned royalty to the same extent, that is, up to [*] annually. To the extent that patent costs paid by GRACE are not fully credited (I.E., the annual costs exceed [*], uncredited patent costs may be carried over to succeeding years. Failure by GRACE to pay RI HOSPITAL said minimum annual royalty on a Licensed Patent will give RI HOSPITAL the right to convert GRACE's exclusive license under Paragraph 6.03 to an irrevocable, royalty-free, worldwide non-exclusive license with respect to said Licensed Patent. In any such conversion to a non-exclusive license, GRACE shall be entitled to "most favored nation" treatment, that is, in the event that RI HOSPITAL grants a license to any third party that is in any way more favorable than the license granted to GRACE, RI HOSPITAL shall notify GRACE promptly of such third party license and shall give GRACE the opportunity of the more favorable term(s) or provision(s).

     10.05 Notwithstanding the provisions of Paragraph 10.04, GRACE shall have no obligation to pay minimum annual royalties for the first five (5) years following the filing of any patent application for which the exclusive licensing provisions of Paragraph are applicable. After the first five years, GRACE shall be excused from paying minimum annual royalties as long as commercialization for the relevant Licensed Product(s) or Licensed Process(es) is being pursued with due diligence. In any year GRACE claims that no minimum annual royalty is due for this reason, GRACE shall communicate that to RI HOSPITAL. GRACE must be able to demonstrate that reasonable steps toward commercialization are being taken. Examples of diligence in this regard include, but are not limited to, attempting to sell products or to license processes, seeking approval from a government agency for use or sale of one or more products, conducting further research necessary for commercialization, or having a sublicensee or contractor pursue any of these activities.

     10.06 During the life of any license agreement entered into hereunder and for two (2) years thereafter, GRACE shall keep in accordance with generally accepted accounting practices, books, records, and accounts covering its operations and activities under such license agreement and containing all information necessary for the complete and accurate determination of amounts payable to RI HOSPITAL under such license agreement. GRACE also agrees to permit RI HOSPITAL, through RI HOSPITAL's agents or employees or through independent accountants selected by RI HOSPITAL and at RI HOSPITAL's expense and to whom GRACE has no reasonable objection, to inspect, copy, and abstract, at reasonable intervals and during regular business hours, such books, records, and accounts and all or any part of GRACE's operations and activities under such license agreement as may be necessary to determine the completeness or accuracy of any royalties deemed payable to RI HOSPITAL under such license agreement. If any such report is not complete or accurate, a correct report shall be provided promptly by GRACE, and GRACE shall promptly pay any further royalty owed RI HOSPITAL. GRACE shall not unreasonably withhold its consent to the timing or performance of such audits.

             ARTICLE XI - THIRD-PARTY PATENT RIGHTS AND ENFORCEMENT
             ------------------------------------------------------

     11.01 The parties recognize that unaffiliated third parties may now have or in the future obtain conflicting United States and/or foreign patents. Any exclusive license entered into pursuant to this Agreement shall provide that if any or all of said third-party patents can be licensed, and GRACE, in its sole discretion, but only after prior consultation with RI HOSPITAL, deems such a license necessary to practice a Licensed Process or to make, use, or sell a Licensed Product, GRACE shall be free to enter into a license agreement to enable GRACE to practice said third-party patents, and the royalties due under said license shall be fully credited against GRACE's royalty obligations to RI HOSPITAL. Other than as a credit as described in the preceding sentence, RI HOSPITAL shall have no obligation to GRACE with respect to any royalties payable to unaffiliated third-parties. If GRACE or any GRACE sublicensee or customer is sued for infringing a third-party patent where the allegation of infringement arises from manufacture, use, or sale of a Licensed Product or Licensed Process, the royalty payable to RI HOSPITAL shall be reduced by fifty percent (50%) during the pendency of any such suit. RI HOSPITAL agrees to fully cooperate with GRACE in the defense of said infringement suit. Should GRACE prevail in such legal action, all such obligation by GRACE to pay royalties to RI HOSPITAL shall be fully and retroactively restored; provided, however, that GRACE shall be entitled to deduct all expenses reasonably connected with the defense of said infringement suit from said royalties, up to an amount equal to fifty percent (50%) of said royalties.

     11.02 GRACE shall have the right, but not the obligation, to initiate and prosecute legal action for infringement by a third party of any claim of a Licensed Patent. RI HOSPITAL shall voluntarily join such legal action, and RI HOSPITAL and all RI HOSPITAL Personnel shall render all necessary cooperation and shall promptly execute all documents as may be necessary during the course of such legal action. During the prosecution of such legal action, GRACE may, at its option, pay or withhold payment of royalties to RI HOSPITAL with regard to the Licensed Patent alleged to be infringed. Should GRACE withhold payment of royalties and subsequently prevail in such legal action, all such withheld royalties shall be paid to RI HOSPITAL, together with interest. Any monies recovered by GRACE as a result of such legal action shall be included in Net Sales for payment of royalties, pursuant to the terms of this Agreement, after having deducted all expenses reasonably connected with the litigation.

     11.03 If, at any time during the term of a Licensed Patent, GRACE believes, based upon reasonable evidence, that a material infringement of such Licensed Patent is being committed by a third party, GRACE may so notify RI HOSPITAL and at the same time shall furnish to RI HOSPITAL information upon which GRACE's belief is based. In such notice, GRACE shall advise RI HOSPITAL whether it, pursuant to Paragraph 11.02 above, will elect to initiate and prosecute legal action for infringement against such third party. In the event that GRACE elects not to initiate and prosecute legal action for infringement against such third party, GRACE may request RI HOSPITAL to advise GRACE whether RI HOSPITAL will initiate and prosecute such action If RI HOSPITAL declines to initiate and prosecute such action or if within a period of ninety (90) days after receipt of such request RI HOSPITAL fails to notify GRACE that it will initiate and prosecute such action, GRACE shall be relieved of its obligation to pay royalties with regard to the Licensed Patent alleged to be infringed. If RI HOSPITAL initiates and diligently and successfully prosecutes said action, GRACE's obligation to pay royalties with respect to the Licensed Patent alleged to be infringed shall remain in full force and effect, and RI HOSPITAL shall be entitled to keep any monies or retain any other benefits derived therefrom.

                          ARTICLE XII - CONFIDENTIALITY
                          -----------------------------

     12.01 GRACE may, from time to time, make available to RI HOSPITAL such GRACE Technical Information as GRACE, in its sole discretion, believes would be useful to RI HOSPITAL in carrying out research under this Agreement. Part or all of the GRACE Technical Information may consist of GRACE Confidential Technical Information. Similarly, RI HOSPITAL may, from time to time, make available to GRACE such RI HOSPITAL Technical Information as RI HOSPITAL, in its sole discretion, believes would be useful to GRACE in carrying out research under this Agreement. Part or all of the RI HOSPITAL Technical Information may consist of RI HOSPITAL Confidential Technical Information.

     12.02 Acceptance by either party of any Confidential Technical Information of the other party shall be subject to the following:

     (a) The transferring party's Confidential Technical Information must be marked or designated in writing on its face as proprietary to that party and confidential;

     (b) Each party retains the right to refuse to accept any such Confidential Technical Information which it does not consider to be essential to performance of research pursuant to this Agreement, or which it believes to be improperly designated, or for any other reason;

     (c) Where either party does accept the other party's Confidential Technical Information (as evidenced by receipt thereof without objection), it agrees not to Publish or otherwise reveal said Confidential Technical Information to third parties without the permission of the transferring party, and shall restrict dissemination of said Confidential Technical Information within the receiving party to those personnel who have executed an employee's agreement as set forth in Exhibit C; and

     (d) No provision of Paragraph 12.02 shall be construed to prevent commercial use by GRACE, of any Project Information, RI HOSPITAL:
          Technical Information, or RI HOSPITAL Confidential Technical Information, or to require GRACE to pay royalties for such use unless such use is pursuant to rights in a Licensed Patent.

     12.03 During the period of pre-publication review by GRACE of any RI HOSPITAL Publication as provided in Paragraph 5.01, GRACE shall be obligated (a) to examine such Publication to determine whether such Publication inadvertently discloses any GRACE Confidential Technical Information, (b) to notify RI HOSPITAL promptly in writing of such determination, and (c) to request the deletion of such GRACE Confidential Technical Information from such Publication. RI HOSPITAL agrees to be particularly sensitive to any GRACE request for deletion of GRACE Confidential Technical Information encompassed by the Field. Failure by GRACE to promptly provide to RI HOSPITAL the notice contemplated by this Paragraph shall constitute a full and complete waiver, and RI HOSPITAL shall thereafter have no liability for the disclosure of such GRACE Confidential Technical Information.

                       ARTICLE XIII - TERM AND TERMINATION
                       -----------------------------------

     13.01 Unless renewed or extended by mutual agreement by the parties hereto or earlier terminated as provided in Paragraph 13.02, this Agreement shall continue in effect for two (2) years from the effective date hereof. The Agreement may be renewed by written agreement of the parties, any renewal being in the complete discretion of both parties. Renewal shall be subject to a mutually acceptable annual Project proposal (Exhibit A) and Project budget (Exhibit B).

     13.02 Either party may, for any reason whatsoever, terminate this Agreement by giving written notice of termination to the other party and specifying a termination date not less than three (3) months subsequent to the date of such notice. Grace shall in accordance with Paragraph 2.02, have the exclusive right to immediately terminate this agreement in the event the Principal Investigator withdraws.

     13.03 In the event this Agreement is terminated as provided in Paragraph 13.02, RI HOSPITAL shall exercise its best efforts to provide for an orderly, gradual phase- out of research during the interval between the date of the termination notice and the termination date specified in such notice. The invoicing and payment provisions of Article III shall not apply during said interval, but instead GRACE shall be obligated to pay RI HOSPITAL, in accordance with monthly invoices submitted by RI HOSPITAL, an amount equal to:
(i) actual salaries and wages paid by RI HOSPITAL during said interval for research performed under this Agreement by RI HOSPITAL Personnel assigned to perform such research prior to the date of the termination notice; (ii) employee benefits, if any, and indirect costs; (iii) other itemized costs, if any, (including travel costs) associated with the performance of research during said interval; and (iv) noncancellable commitments incurred by RI HOSPITAL prior to the date of the termination notice. After receipt of the notice of termination, RI HOSPITAL shall cancel its outstanding commitments covering the procurement of materials, supplies, equipment and miscellaneous items and shall exercise reasonable diligence to accomplish where possible the cancellation or diversion of its outstanding commitments covering personal services and extending beyond the date of such notice to the extent they relate to the performance of any work terminated by the notice; provided, however, that GRACE shall reimburse RI HOSPITAL for commitments for such personal services for the remainder of the term of this Agreement, as specified in Paragraph 13.01, if such cancellation or diversion is not possible.

     13.04 The expiration of the term of this Agreement or any earlier termination thereof shall not release either party hereto from any claim of the other party accrued prior to such expiration or earlier termination.

     13.05 The following provisions of this Agreement shall survive the expiration of the term of this Agreement or any earlier termination thereof:
Articles I and IV through XVIII.

     13.06 The following provisions of this Agreement shall not survive the expiration of the term of this Agreement or any earlier termination thereof:
Articles II and III.

                       ARTICLE XIV - ADDRESSES AND NOTICES
                       -----------------------------------

     14.01 The addresses of the parties hereto are as follows, but either party may change its address for the purpose of this Agreement by notice in writing to the other party:

     GRACE:      W. R. Grace & Co.-Conn.
                 Ledgemont Research Center
                 128 Spring Street
                 Lexington, Massachusetts 02173
                 Attention: Barry A. Solomon

     RI HOSPITAL: Rhode Island Hospital
                  Providence, Rhode Island 21044
                  Attention:       John Schibler
                                   Chief Financial Officer

     14.02 All notices, payments, statements and reports required or permitted to be given under this Agreement shall be in writing and shall be sent by first-class mail, postage prepaid, to the addresses set forth in Paragraph 14.01; provided, however, that any notice of termination shall be sent by certified or registered mail. When any of said notices, payments, statements, or reports are sent by certified or registered mail to the other party entitled thereto at its address as set forth above, they shall be deemed to have been given or made as of the date so mailed.

                     ARTICLE XV - ASSIGNMENT: PARTIES BOUND
                     --------------------------------------

     15.01 This Agreement shall not be assignable by either party hereto, whether by instrument or by operation of law, without the prior written consent of the other party. Any and all assignments of this Agreement or of any interests therein not made in accordance with this Paragraph 16.01 shall be void. Any licenses granted by RI HOSPITAL to GRACE pursuant to this Agreement may be assigned by GRACE upon receiving RI HOSPITAL's consent in writing, which consent shall not be unreasonably withheld.

                           ARTICLE XVI - GOVERNING LAW
                           ---------------------------

     16.01 The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the Commonwealth of Massachusetts, with the exclusion of the choice of laws provisions of that state. Interpretation of any agreements with the United States Government and determination of any government rights in inventions and patents, as specified in Paragraph 6.07, shall be in accordance with published regulations of the United States Government and, where applicable, decisions of the U.S. Court of Appeals for the Federal Circuit and any court preceding or succeeding to the jurisdiction thereof.

                          ARTICLE XVII - FORCE MAJEURE
                          ----------------------------

     17.01 Neither party hereto shall be responsible to the other for failure to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage, or any cause beyond the reasonable control of the party in question.

                          ARTICLE XVIII - MISCELLANEOUS
                          -----------------------------

     18.01 RI HOSPITAL's relationship to GRACE under this Agreement shall be that of an independent contractor, and the RI HOSPITAL Personnel shall not, by virtue of this Agreement, be considered as employees, agents, or consultants of GRACE. As between RI HOSPITAL and GRACE, RI HOSPITAL shall have complete and sole control and responsibility over the RI HOSPITAL Personnel and the physical surroundings and regulations whereby the work is performed under this Agreement.

     18.02 RI HOSPITAL hereby warrants that it complies with the Worker's Compensation laws of the State of Rhode Island with respect to RI HOSPITAL Personnel. Each party shall indemnify and hold the other party harmless from any and all claims, costs or liability for any loss, damage, injuries or loss of life incurred in the indemnifying party's own performance of the research work that is conducted on the indemnifying party's own premises; provided, however, that such indemnification shall not apply for any loss, damage, injuries, or loss of life attributable in whole or in part to the other party's fault or negligence.

     18.03 RI HOSPITAL shall, subsequent to the expiration or termination of this Agreement, retain title to all equipment purchased and/or fabricated by RI HOSPITAL with funds provided by GRACE under Articles III and XIII hereinabove, and shall be free to use or dispose of said equipment as it sees fit.

     18.04 This Agreement embodies the entire understanding between RI HOSPITAL and GRACE for GRACE's support of this Project at RI HOSPITAL, and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendment, change, or modification of this Agreement shall be effective unless in writing and signed by each of the parties hereto. Any license agreement between GRACE and RI HOSPITAL arising pursuant to this Agreement shall be consistent herewith and shall not grant additional rights or impose additional obligations, either expressly or by implication, unless agreed upon in writing by both parties.

     18.05 RI HOSPITAL and GRACE agree to comply with all applicable government regulations and requirements for protecting health, safety, and the environment. RI HOSPITAL and GRACE agree to cooperate with any Government agency(ies) authorized to monitor compliance with such regulations and requirements.

     18.06 Dr. Hugo O. Jauregui will have the right, subsequent to the expiration or termination of this Agreement or in a situation coexistent with this Agreement, to develop other technologies that will result in the development of different versions of a liver support device. This new LAD version or versions should be substantially different in terms of its biological component. Specifically, Dr. Hugo O. Jauregui should be able to generate technological data supporting [*]. GRACE shall have the first option to negotiate the acquisition of or license to [*] or their products.

     Dr. Hugo O. Jauregui should be able to pursue any other technological developments of [*] in order to create new versions of LADs which are not using technological applications of any research sponsored at RI HOSPITAL by GRACE.

     18.07 In the event that a court of competent jurisdiction holds that any particular provision or requirement of this Agreement is in violation of any applicable law or is otherwise unenforceable, this Agreement shall be construed as if such provision or requirement were not written into this Agreement, or, upon the request of either party, such provision or requirement may be reformed and construed in a manner which will be valid and enforceable to the maximum extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate in their respective corporate names by their respective officers thereunto duly authorized.

RHODE ISLAND HOSPITAL                            W. R. GRACE & CO.-CONN.

By /s/ John  J. Schibler                         By /s/ F. Peter Boer
  ---------------------------                      -----------------------------
Name  John J. Schibler                           Name  F. Peter Boer
Title  Chief Financial Officer                   Title  Executive Vice President
Date  12/23/93                                   Date  12/17/93

                                   SCHEDULE I
                                   ----------

     All terms used in this Agreement with initial capital letters are defined terms and shall have the meaning set forth in the following definitions.

     DEFINITIONS
     -----------

     1. "Commercial Sale" shall mean the initial transfer by GRACE or any of its sublicensees of a Licensed Product to a customer in exchange for cash or a common commercial equivalent of cash. The date of said sale shall be the date when the Licensed Product is shipped or billed to the customer, whichever occurs first.

     2. "Commercial Use" shall mean use of a Licensed Process to manufacture a Licensed Product or, if no Licensed Product is prepared, to confer a substantial economic benefit upon GRACE. "Commercial Use" does not include use for experimental purposes and shall not include use of a Licensed Process in a pilot plant.

     3. "Confidential Technical Information" shall mean any and all RI HOSPITAL or GRACE Technical Information, marked or designated in writing on its face as proprietary to the transferring party and confidential, which is disclosed pursuant to the provision of Article XII of this Agreement, except:

     (a) technical information which at the time of disclosure is in the public domain;

     (b) technical information which after disclosure is published or otherwise becomes part of the public domain through no fault of the receiving party (but only after it is published or otherwise becomes part of the public domain);

     (c) technical information which the receiving party can show by written or other tangible evidence was in its possession at the time of disclosure hereunder and which the receiving party without breach of any obligation is free to disclose to others;

     (d) technical information which was received by the receiving party after the time of disclosure hereunder from a third party who did not acquire it, directly or indirectly, from the transferring party under an obligation of confidentiality and which the third party without breach of any obligation is free to disclose to others;

     (e) technical information which is required to be disclosed by a court of law; or

     (f) technical information which is independently developed by the receiving party and which the receiving party can show by written or other tangible evidence was so independently developed.

For the purposes of this Paragraph, specific disclosures made shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the possession of the receiving party. In addition, any combination of features disclosed hereunder shall not be deemed to be within the foregoing exceptions merely because individual features are separately in the public domain or in the possession of the receiving party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving party.

     4. "Field" shall mean Liver Assist Device.

     5. "GRACE" shall mean W. R. Grace & Co.-Conn. and any company in which W.
R. Grace & Co.-Conn. now or hereafter owns or controls, directly or indirectly, fifty percent (50%) or more of the stock having the right to vote for directors thereof. For the purpose of this definition, the stock owned or controlled by W.
R. Grace & Co.-Conn. shall be deemed to include all stock owned or controlled, directly or indirectly, by any other company of which W. R. Grace & Co.-Conn. owns or controls, directly or indirectly, fifty percent (50%) or more of the stock having the right to vote for directors thereof.

     6. "GRACE Technical Information" shall mean all technical information and data relating to the Field of this Agreement acquired independently by GRACE prior to the execution of this Agreement which GRACE is free to disclose to RI HOSPITAL. All technical information and data relating to the Field of this Agreement which is developed, produced, or generated during the term of this Agreement shall be considered Project Information.

     7. "Licensed Patent" shall mean any patent application or patent having one or more claims which cover a Project Invention or Project Information, and which is licensed to GRACE pursuant to Article VI.

     8. "Licensed Process" shall mean any process described in one or more claims of a Licensed Patent which has not been held invalid by a court decision from which no appeal may be taken.

     9. "Licensed Product" shall mean any material manufactured, used, or sold by GRACE or any of its sublicensees under one or more claims of a Licensed Patent which has not been held invalid by a court decision from which no appeal may be taken.

     10. "Net Sales" shall mean the invoice amount charged to customers for each Commercial Sale of a Licensed Product less the amount, if any, for packing, discounts (including discounts for quantity and prompt payment), charges for insurance and freight, taxes and/or duties paid or payable to governmental authorities, and credits for returns and allowances actually granted. Amounts invoiced to customers in any currency other than United States dollars shall be converted from the currency or currencies in which sales were made to the U.S. dollar equivalent based upon the prevailing open market currency conversion rate (commercial selling rate) as quoted by the City Bank NATIBANK of New York, New York, U.S.A., ten (10) days prior to the date when any royalty payments hereunder are due to RI HOSPITAL. If a Licensed Product is not sold independently, but rather is sold in combination or admixture with another chemical compound or material which is not a Licensed Product, then (i) the Net Sales of said Licensed Product shall be deemed to be the current equivalent Net Sales for the same quantity of said Licensed Product which is sold independently; or (ii) if there are no independent current sales of said Licensed Product, the Net Sales shall be deemed to be equal to one hundred fifty percent (150%).of the direct manufacturing cost of producing said Licensed Product, determined in accordance with generally accepted accounting procedures consistently applied.

     11. "Principal Investigator" shall mean Dr. Hugo O. Jauregui or such other member of the RI HOSPITAL staff upon which the parties shall mutually agree, should Dr. Jauregui withdraw.

     12. "Project" shall mean the research program described in Exhibit A and shall include any modifications, extensions, or additions thereto.

     13. "Project Biological System" shall mean and include all biological systems (E.G., cell cultures, cell-ligand combinations and/or cell culture-apparatus combinations) and all parts or sub-parts thereof, used in any manner in the performance of research pursuant to this Agreement.

     14. "Project Information" shall mean all scientific or technical information and data, regardless of form or characteristics, including descriptions of and information regarding all unpatented inventions relating to the Field of this Agreement, which have been developed, produced, or generated in the course of, in connection with, or as a result of the Project. "[I]n the course of, in connection with, or as a result of" as used in this definition, shall mean (i) during the period of funding under this Agreement, or (ii) up to six (6) months following the termination or expiration of this Agreement; provided that Project Inventions made during the six (6) months following termination or expiration must reasonably be based on or derived from Project Information required to be disclosed to GRACE pursuant to Paragraph 4.01 of this Agreement. "Project Information" as used herein shall not include financial information incidental to administration of this Agreement.

     15. "Project Invention" shall mean any invention, improvement or discovery in the Field set forth in this Agreement which is first conceived or first actually reduced to practice in the course of, in connection with, or as a result of the research funded under this Agreement and includes any method, process, machine, manufacture, design, or composition of matter or any new or useful improvement thereof whether or not patentable under the patent laws of the United States or any foreign country. "In the course of, in connection with, or as a result of," as used in this definition, shall be defined as in Definition 14 ("Project Information").

     16. "Project Patent Rights" shall mean patents and patent applications in all countries to the extent that they or the claims thereof describe one or more features of a Project Invention.

     17. "Progress Report" shall mean the quarterly progress report of Project Information and/or Project Inventions, to be prepared and submitted by RI HOSPITAL as described in Paragraphs 3.03 and 4.01.

     18. "Project Invoice" shall mean the quarterly invoice of expenses for the Project, to be prepared and submitted by RI HOSPITAL as described in Paragraph 3.03.

     19(a) "Publication" shall mean any document, scientific paper, thesis, report, article, commentary, or notebook, whether in written form or a tangible form equivalent thereto, (E.G., printed material, microfilm, microfiche, photocopy, or computer printout) or in the form of a presentation to persons not bound by this Agreement, which discloses any Project Invention or Project Information. "Publication" as used herein shall not include any patent application or patent within the Project Patent Rights.

     (b) "Publish," "Publishing" and "Published" shall mean the act of making a Publication available to persons other than RI HOSPITAL or GRACE personnel by any means and in any manner without a restriction preserving the confidential nature, if any, of the Publication;

     (c) "Publication Date" shall mean the date on which the Publication is Published.

     (d) "Publisher" shall mean and include any person or organization authorized by RI HOSPITAL or any RI HOSPITAL Personnel to Publish a Publication.

     20. "RI HOSPITAL Personnel" shall mean the Principal Investigator, any individual specifically identified in the budget, Exhibit B to this Agreement, and any other RI HOSPITAL employee who performs any part of the research work contemplated by this Agreement.

     21. "RI HOSPITAL Technical Information" shall mean all technical information and data relating to the Field of this Agreement acquired independently by RI HOSPITAL prior to the execution of this Agreement which RI HOSPITAL is free to disclose to GRACE. All technical information and data relating to the Field of this Agreement which is developed, produced, or generated by RI HOSPITAL during the term of this Agreement shall be considered Project Information.

     22. "RI Expertise" shall mean modified isolation, purification, modification and culture of mammalian hepatocytes and hepatocyte-like cells.

                                    EXHIBIT A

                          (four and one-third pages.)
                                      [*]

                              RHODE ISLAND HOSPITAL
                               1994 RESEARCH PLAN
                                 (12/93 - 11/94)

                           (Two and one half pages.)
                                      [*]

                                    EXHIBIT B
                              RHODE ISLAND HOSPITAL
                                OPERATING BUDGET

                                            92-93                          93-94
                                        ---------                      ---------
                                      [*]

                                    EXHIBIT C


EMPLOYEE AGREEMENT
------------------

     I, the undersigned employee of Rhode Island Hospital, hereby acknowledge that I have read and understand the provisions of the Agreement to be made effective ___________________, 1984 by and between Rhode Island Hospital (RI HOSPITAL) and W. R. Grace & Co. (GRACE). I hereby agree as follows:

     1. To assign all my rights, title and interest in any invention, whether or not patentable, forming part of the Project Information encompassed by Technologies 1 and 2 (as defined in said Agreement) to GRACE;

     2. To assign all my right, title, and interest in any invention, whether or not patentable, forming part of the Project Information encompassed by Technologies 3 and 4 (as defined in said Agreement) to RI HOSPITAL;

     3. To cooperate fully with GRACE and RI HOSPITAL in filing, prosecuting and maintaining all U.S. and foreign patents and patent applications;

     4. To cooperate fully with GRACE and RI HOSPITAL in any litigation involving any Licensed Patent, Licensed Product, or Licensed Process (as defined in said Agreement); and

     5. Not to disclose GRACE's or RI HOSPITAL's Confidential Technical Information pursuant to the terms and conditions of said Agreement.


-----------------------                          -------------------------------
         (Date)                                          (name of employee)


                                                 WITNESSED BY:



-----------------------                          -------------------------------
         (Date)                                          (name of witness)